Exhibit 10.17

Sale and Purchase Agreement

Party A (Purchaser): 21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd.

Party B (Seller): 21Vianet Xi’an Technology Limited

Based on the principal of mutual benefit and long-term cooperation and on the basis of equality and friendly negotiation, with regard to the sale of cabinets and supplemental infrastructure and equipments, Party A and Party B hereby agree to the following:

1. Subject matter

The subject matter of the Agreement is the core cabinets and related infrastructure and equipments of the data center (including racks, servers and spaces), which can be used normally when there is normal power supply. Specific names and amounts of the products, unit price and total amounts shall be referred to the purchase list provided by Party B.

2. Time and place of delivery

Within 5 days after the effectiveness of this Agreement, Party B shall deliver the subject matter hereunder to Party B’s No.1 server room located at the multi-storey facility in Xi’an Export Processing Park, Phase II, designated by Party A. Party B shall also be responsible to test run so as to make sure that the products are in the normal operation status, the ownership of the subject matter and the risk of ownership shall be transferred to Party A thereafter.

3. Price and Payment

The total amount under this Agreement is RMB 27,633,411.30. The name, amount and price of the products shall be referred to the purchase list. After Party A examines and accepts the products, Party B shall provide legal and effective invoice in full amount, Party A shall pay 95% of the total amount within 15 working days after receiving the invoice, while the remaining 5% shall be deemed as the quality guarantee fee. If the subject matter hereunder is products already used by Party B, the period already used (year or month) shall be disclosed by Party B.

4. Quality guarantee and quality guarantee fee

The quality guarantee period of the cabinet is one year and the quality guarantee fee is 5% of the total value of the cabinets; the quality guarantee period of other infrastructure and equipments is one year and the quality guarantee fee is 5% of the total value. Party B shall require Party A to pay the quality guarantee fee after expiration of the quality guarantee period, after Party A’s technology department agree and signs, Party A’s operation department shall start the payment process. Within the quality guarantee period, Party B shall make substantial response within 8 hours after Party A requires maintenance and shall make maintenance and replace components within 24 hours, guarantee that the equipment return to normal status within 36 hours.

5. Special provisions

Party A and Party B shall designate respective personnel to complete product transfer procedures in joint efforts.

6. Anything not contemplated herein shall be solved by both Parties through friendly negotiation. This Agreement shall be executed in four counterparts, two of which shall be held by each Party and shall enjoy the same legal validity.

Party A (seal): 21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd.

Representative (signature):	/s/ Authorized signatory of 21Vianet (Xi’an) Information Outsourcing Industry Park Services Co., Ltd.

Party B (seal): 21Vianet Xi’an Technology Limited

Representative (signature):	/s/ Authorized signatory of 21Vianet Xi’an Technology Limited

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